As filed with the Securities and Exchange Commission on March 28, 2024

Registration No. 333-275216

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PURPLE BIOTECH LTD.

(Exact name of Registrant as specified in its charter)

Israel	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lior Fhima, Chief Financial Officer

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

Tel: +972-3-933-3121; Fax: +972-3-5097196

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 884-8234	Sharon Rosen, Adv. FISCHER (FBC & Co.). 146 Derech Menachem Begin Tel Aviv-Yafo 6492103, Israel +972 3-694-4111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-275216) (the “Registration Statement”) of Purple Biotech Ltd. (the “Company”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the Securities and Exchange Commission (the “SEC”), on October 30, 2023, as subsequently amended on November 13, 2023, and declared effective by the SEC on November 14, 2023, to incorporate by reference into the Registration Statement the Company’s Form 20-F for the year ended December 31, 2023, filed with the SEC on March 5, 2024, to the extent incorporated by reference herein, and to update selling shareholder information. The Registration Statement originally covered the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 4,652,175 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 10 of our ordinary shares, no par value per share (“Ordinary Shares”), or 46,521,750 Ordinary Shares in the aggregate, issued or issuable upon the exercise of the following warrants (i) warrants issued in a concurrent private placement in connection with our registered direct offering in October 2023 (the “October Warrants”), pursuant to the Securities Purchase Agreement, dated as of October 17, 2023, between us and the investor named therein (the “Securities Purchase Agreement”), and (ii) warrants issued in a private placement (the “Placement Agent Warrants” and together with the October Warrants, the “Warrants”) pursuant to an engagement letter dated as of September 26, 2023 (the “Engagement Letter”), between us and H.C. Wainwright & Co., LLC (“Wainwright”).

No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of ADSs issuable from time to time upon exercise of the Warrants that remain unexercised.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2024

PRELIMINARY PROSPECTUS

4,652,175 American Depositary Shares representing 46,521,750 Ordinary Shares

Purple Biotech Ltd.

This prospectus relates to the resale by the selling shareholders named in this prospectus from time to time of up to an aggregate of 4,652,175 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 10 of our ordinary shares, no par value per share (“Ordinary Shares”), or 46,521,750 Ordinary Shares in the aggregate, which remain unsold from the 4,652,175 ADSs originally registered on the registration statement of which this prospectus forms a part, issued or issuable upon the exercise of warrants (the “Warrants”, comprised of the October Warrants and Placement Agent Warrants as defined below), that include (i) warrants issued in a concurrent private placement in connection with our registered direct offering in October 2023 (the “October Warrants”), pursuant to the Securities Purchase Agreement, dated as of October 17, 2023, between us and the investor named therein (the “Securities Purchase Agreement”), and (ii) warrants issued in a private placement (the “Placement Agent Warrants”) pursuant to an engagement letter dated as of September 26, 2023 (the “Engagement Letter”), between us and H.C. Wainwright & Co., LLC (“Wainwright”).

We will not receive any of the proceeds from the sale of the Offered ADSs by the selling shareholders. Any ADSs subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 12 of this prospectus.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PPBT.” On March 27, 2024, the last reported sale price of the ADSs on Nasdaq was $0.611 per ADS. Our Ordinary Shares are also listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol “PPBT.” On March 27, 2024, the last reported sale price of our Ordinary Shares on the TASE was NIS 0.243, or USD 0.066 per Ordinary Share (based on the exchange rate reported by the Bank of Israel on such date, which was NIS 3.660 = USD 1.00).

For any taxable year that we determine that we are a Passive Foreign Investment Company (“PFIC”), we may in our sole discretion (i) provide notice of our status as a PFIC as soon as practicable following such taxable year; and (ii) comply with all reporting requirements necessary for U.S. Holders (as defined below) to make Qualified Electing Fund elections, including providing to shareholders upon request the information necessary for such an election.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3. Key Information — D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2024

i

ABOUT THIS PROSPECTUS

The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the selling shareholders may change over time. When the selling shareholders sell Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, all references to “Purple Biotech,” “we,” “us,” “our,” the “Company” and similar designations refer to Purple Biotech Ltd. together with (i) its majority owned subsidiary, TyrNovo Ltd. (“TyrNovo”), (ii) its wholly owned subsidiary, FameWave Ltd. (“FameWave”), (iii) its wholly owned subsidiary, Immunorizon Ltd. (“Immunorizon”), and (iv) its wholly owned subsidiary Purple Biotech GmbH, except where otherwise stated or where it is clear that the terms mean only Purple Biotech Ltd. exclusive of any subsidiaries.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

For purposes of this description, the term “U.S. Holder” means a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected to be treated as a domestic trust for U.S. federal income tax purposes.

ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 4 of this prospectus and certain other matters discussed in this prospectus, and the information incorporated by reference herein. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, including the safety and efficacy of our therapeutic candidates, as well as the extent and number of additional studies that we may be required to conduct;

●	our ability to advance our therapeutic candidates into the next stages of clinical trials, or to successfully complete our planned and ongoing preclinical studies or clinical trials;

●	our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

●	our ability to acquire or in-license additional therapeutic candidates, integrate acquired therapeutic candidates successfully into our business and to realize the anticipated benefits of acquisitions, such as our Immunorizon acquisition;

●	a delay or rejection of an Investigational New Drug Application (“IND”), New Drug Application (“NDA”) or Biologics License Application (“BLA”) for one or more of our therapeutic candidates;

●	our ability to regain and maintain compliance with the Nasdaq listing standards;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate including the impact of any change in regulation and legislation that could affect the pharmaceutical industry, and the difficulty of predicting actions of the Food and Drug Administration (“FDA”), or any other applicable regulator of pharmaceutical products;

●	the research, manufacturing, preclinical and clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	our ability to successfully acquire, develop or commercialize our pharmaceutical products;

●	our ability to establish collaborations for our therapeutic candidates;

●	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business and therapeutic candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, revenues, capital requirements and our needs for additional financing;

●	the impact of competitive companies, technologies on our industry; and

●	the impact of the economic, public health, political and security situation in Israel, the United States and other countries in which we may operate or obtain approvals for our products or our business.

iii

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the Offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 4 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

The Company

We are a clinical-stage company developing first-in-class, effective and durable therapies that harness the power of the tumor microenvironment to overcome tumor immune evasion and drug resistance.

We are focused on oncology and our pipeline includes: (i) CM24, a humanized monoclonal antibody that blocks the interactions of Carcinoembryonic Antigen Related Cell Adhesion Molecule 1 (CEACAM1), an immune checkpoint protein that supports tumor immune evasion and survival through multiple pathways, (ii) NT219, a small molecule that simultaneously targets and inhibits Insulin Receptor Substrate 1 and 2 (IRS1/2) and Signal Transducer and Activator of Transcription (STAT3), two signal transduction pathways in oncology and the development of cancer drug resistance and (iii) a platform technology of conditionally-activated tri-specific antibodies engaging both T cells and NK cells to induce a strong, localized immune response within the tumor microenvironment (TME). A cleavable capping technology confines the compound’s therapeutic activity to the local TME, which increases the anticipated therapeutic window in patients. The third arm of the antibody specifically targets the tumor-associated antigen (TAA). This technology presents a novel mechanism of action by unleashing both innate and adaptive immune systems at the TME to induce an optimal anti-tumor immune response. IM1240 is the platform’s lead tribody in development that targets the 5T4 expressed in a variety of solid tumors and is correlated with advanced disease, increased invasiveness and poor clinical outcomes. In developing these therapeutic candidates, we address not only the tumor itself but also the TME, which we believe may improve patient outcome.

●	We are conducting a randomized, controlled, open label, multicenter Phase 2 study to investigate CM24 in combination with the anti-PD-1 checkpoint inhibitor nivolumab for the treatment of pancreatic ductal adenocarcinoma (PDAC) when administered in combination with standard of care chemotherapy as a second line treatment, as compared to standard of care chemotherapy. We have entered into a clinical collaboration agreement with Bristol Myers Squibb to evaluate the combination of CM24 with Bristol Myers Squibb’s PD-1 inhibitor nivolumab and nab-paclitaxel, in patients with pancreatic cancer, in this study. We completed patient enrollment in the study in December 2023, and expect to release interim results in the first half of 2024 and a topline report on the overall study by the end of 2024.

●	We are concluding a phase 1 dose escalation study of NT219 as a single agent in patients with solid tumors and a dose escalation phase of NT219 in combination with cetuximab, for the treatment of patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck cancer and colorectal adenocarcinoma. In February 2024, we determined the recommended phase 2 dose (RP2D) for NT219. We are currently planning the phase 2 study of NT219 at its RP2D level in combination with cetuximab for treatment of patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck in the first half of 2024.

●	We are conducting preclinical studies with our tribody platform and expect to submit an IND application to the FDA for our first tribody, IM1240, in approximately two years.

In addition, we are seeking the acquisition of additional oncology therapeutic candidates at various stages of development to expand and diversify our portfolio and to leverage our development capabilities. We currently have no binding material agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates or approved drug products.

October Registered Direct Offering and Concurrent Private Placement

On October 17, 2023, we entered into the Securities Purchase Agreement with an institutional investor, pursuant to which we issued and sold (A) in a registered direct offering, 2,430,000 ADSs and pre-funded warrants to purchase up to 1,917,827 ADS, and (B) in a concurrent private placement, the October Warrants to purchase up to 4,347,827 ADSs, which have an exercise price of $1.25 per ADS, are exercisable immediately and will expire on April 19, 2029, at an offering price of $1.15 per ADS and associated October Warrant and an offering price of $1.149 per pre-funded warrant and associated October Warrant (the “October Offering”).

As part of the compensation to Wainwright in connection with the October Offering, we issued to Wainwright unregistered Placement Agent Warrants to purchase up to an aggregate of 304,348 ADSs at an exercise price of $1.4375 per ADS, pursuant to the Engagement Letter. The Placement Agent Warrants expire on October 17, 2028.

In connection with the October Offering, we issued an aggregate 699,495 ADSs pursuant to an anti-dilution provision under that certain Lock-Up and Registration Rights Agreements entered into with certain former Immunorizon shareholders in connection with the acquisition of Immunorizon in February 2023.

Amendment of June 2020 Warrants and June 2018 Warrants

In connection with the October Offering, we agreed with the investor in the October Offering to amend (i) certain existing warrants to purchase an aggregate of 555,556 ADSs at an exercise price of $9.00 per ADS, issued on June 23, 2020 (the “June 2020 Warrants”), and (ii) certain existing warrants to purchase an aggregate of 76,000 ADSs at an exercise price of $28.00 per ADS issued on June 1, 2018 (the “June 2018 Warrants”), so that such amended warrants, in each case, will have a reduced exercise price of $1.25 per ADS and an expiration date of April 19, 2029.

Nasdaq Minimum Bid Price Requirement

On January 25, 2024, we received a letter from the Listings Qualifications Department of The Nasdaq Stock Market LLC indicating that, based on the closing bid price of the ADSs for the last 30 consecutive business days, from December 11, 2023, to January 24, 2024, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have an initial period of 180 calendar days from the date of the notification letter from The Nasdaq Stock Market LLC, or until July 23, 2024, to regain compliance with the minimum bid price requirement. If at any time before July 23, 2024, the closing bid price of the ADSs is at least $1.00 for a minimum of ten consecutive business days, The Nasdaq Stock Market LLC will provide a written confirmation of compliance and the matter will be closed. In the event we do not regain compliance by July 23, 2024, we may then be eligible for an additional 180 calendar day period to regain compliance. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a change in the ratio between the ADSs and our ordinary shares, if necessary. However, if it appears to The Nasdaq Stock Market LLC staff that we will not be able to cure the deficiency during the second compliance period, or if we are not otherwise eligible, The Nasdaq Stock Market LLC will provide written notice that the ADSs are subject to delisting from Nasdaq. In that event, we may appeal the determination to a Nasdaq Stock Market LLC hearings panel. If we fail to regain compliance within our applicable cure period, or fail to satisfy other listing requirements, the ADSs may be subject to delisting. We intend to monitor the closing bid price of the ADSs and may, if appropriate, consider implementing available options to cure the deficiency and regain compliance with the NASDAQ minimum bid price requirement within the compliance period.

Corporate Information

We were incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968. Our Ordinary Shares were originally listed for trading on the TASE in 1978 and the ADSs have been traded on Nasdaq since November 2015. Our Ordinary Shares are currently traded on the TASE under the symbol “PPBT”, and the ADSs are currently traded on Nasdaq under the symbol “PPBT”. The Company is headquartered at 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel and our telephone number is +972-3-933-3121. Our website address is www.purple-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC at www.sec.gov.

THE OFFERING

Securities offered by the selling shareholders	Up to 4,652,175 ADSs representing 46,521,750 Ordinary Shares.

The ADSs

Each ADS represents 10 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as November 20, 2015, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on November 6, 2015.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 8 of this prospectus for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. However, we may receive the proceeds from any exercise of the Warrants if the holders exercise the Warrants for cash. We intend to use the proceeds from the exercise of the Warrants for cash, if any, to fund the development of our oncology drug candidates, acquisition of new assets and for general working capital purposes. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates, though we are currently, and likely to continue, exploring possible acquisition candidates. See the section of this prospectus titled “Use of Proceeds.”

Plan of Distribution	The selling shareholders, and any of their pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the Offered ADSs to or through underwriters, broker- dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 12 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page 4 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Listing	The ADSs are listed on Nasdaq under the symbol “PPBT” and our Ordinary Shares are listed on the TASE under the symbol “PPBT.”

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference herein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in the Annual Report on Form 20-F for the year ended December 31, 2023, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the Annual Report on Form 20-F are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of the ADSs could decline, and you could lose part or all of your investment.

Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the ADSs

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe we were likely a PFIC for U.S. federal income tax purposes in 2023. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, (ii) not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (iii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

The sale of a substantial amount of the ADSs, including resale of the Offered ADSs issuable upon the exercise of the Warrants by the selling shareholders, in the public market, or the perception that future sales may occur, could adversely affect the prevailing market price of the ADSs.

We are registering for resale 46,521,750 Ordinary Shares represented by 4,652,175 ADSs underlying the Warrants. In addition, as of March 28, 2024, we had outstanding warrants to purchase 83,425,330 Ordinary Shares (represented by 8,342,533 ADSs), outstanding options and restricted share units (“RSUs”) to purchase 24,962,206 Ordinary Shares (represented by 2,496,220 ADSs), each with respect to one ADS. Sales of substantial amounts of ADSs in the public market, or the perception that such sales might occur in the future, including sales of the Offered ADSs, ADSs issuable upon vesting of RSUs and the exercise of options, warrants or other equity-based securities, may cause the market price of the ADS to decline. We cannot predict if and when the selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities convertible into ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of the ADSs to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. All net proceeds from the sale of the Offered ADSs covered by this prospectus will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. If all of the Warrants are exercised for cash in full, the proceeds would be approximately $5.9 million.

We intend to use the proceeds from the exercise of the Warrants for cash, if any, to fund the development of our oncology drug candidates, acquisition of new assets and for general working capital purposes. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates, though we are currently, and likely to continue, exploring possible acquisition candidates.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of December 31, 2023:

●	on an actual basis; and

●	on a pro forma basis, after giving effect to (i) the sale of 503,725 ADSs at an average offering price of $0.735 per ADS between January 1, 2024 and March 28, 2024, pursuant to the Open Market Sale AgreementSM we entered into with Jefferies LLC, and (ii) the issuance of 816,827 ADSs upon the exercise of pre-funded warrants issued in the October Offering.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus.

	December 31, 2023
(In thousands, except share data)	Actual	Pro Forma

Cash and cash equivalents	14,489	14,848

Shareholders’ equity:
Ordinary shares	-	-
Share premium	133,184	133,543
Receipts on account of warrants	28,467	28,467
Capital reserves	10,009	10,009
Accumulated deficit	(137,453)	(137,453)
Total Shareholders’ equity	34,207	34,566
Non-controlling interest	90	90
Total capitalization	34,297	34,656

Unless otherwise indicated, the above discussion and the table are based on 252,379,218 Ordinary Shares outstanding as of December 31, 2023 (not including one ordinary share held in treasury; such number of Ordinary Shares would be represented by 25,237,921 ADSs) and excludes:

●	24,962,206 Ordinary Shares issuable at a weighted average exercise price of NIS 2.03 (approximately USD 0.55) per share issuable to holders of our options or RSUs issued, as applicable, under our 2016 Equity Incentive Plan (such number of Ordinary Shares would be represented by 2,496,220 ADSs);

●	760,000 Ordinary Shares underlying 76,000 ADSs issuable upon exercise of the June 2018 Warrants issued in our June 2018 private placement of warrants, as amended in connection with the October Offering, with an exercise price of USD 1.25 per ADS;

●	2,571,430 Ordinary Shares underlying 257,141 ADSs issuable upon exercise of the warrants issued in our January 2019 private placement with an exercise price of USD 20.00 per ADS, and 240,000 Ordinary Shares underlying 24,000 ADSs issuable upon exercise of placement agent warrants with an exercise price of USD 21.88 per ADS issued to the placement agent in our January 2019 offering (collectively, the “January 2019 Warrants”);

●	4,037,805 Ordinary Shares underlying 403,781 ADSs issuable upon the exercise of warrants issued in connection with the closing of the FameWave acquisition agreement with an exercise price of USD 19.80 per ADS;

●	1,400,000 Ordinary Shares underlying 140,000 ADSs issuable upon the exercise of the placement agent’s warrants issued in connection with our March 2020 public offering, with an exercise price of USD 3.75 per ADS (the “March 2020 Warrants”);

●	1,400,000 Ordinary Shares underlying 140,000 ADSs issuable upon the exercise of the placement agent’s warrants issued in connection with the April 2020 warrant exercise letters (the “April 2020 Warrant Exercise Transaction”) with an exercise price of USD 4.0625 per ADS (the “April 2020 Warrants”);

●	7,933,334 Ordinary Shares underlying 793,333 ADSs issuable upon the exercise of warrants issued to investors in the private placement concurrent with our May 2020 registered direct offering (the “May 2020 Offering”) with an exercise price of USD 4.00 per ADS;

●	1,750,000 Ordinary Shares underlying 175,000 ADSs issuable upon the exercise of the placement agent’s warrants with an exercise price of USD 5.00 per ADS issued to the placement agent as compensation in connection with the May 2020 Offering (the “May 2020 Warrants”);

●	13,588,880 Ordinary Shares underlying 1,358,888 ADSs issuable upon the exercise of certain of the warrants issued to investors in the June 2020 registered direct offering (the “June 2020 Offering”) with an exercise price of USD 9.00 per ADS;

●	5,555,560 Ordinary Shares underlying 555,556 ADSs issuable upon the exercise of the June 2020 Warrants, as amended in connection with the October Offering, with an exercise price of USD 1.25 per ADS;

●	1,944,445 Ordinary Shares underlying 194,443 ADSs issuable upon the exercise of the placement agent’s warrants with an exercise price of USD 11.25 per ADS issued to the placement agent as compensation in connection with the June 2020 Offering (the “June 2020 PA Warrants”);

●	43,478,270 Ordinary Shares underlying 4,347,827 ADSs issuable upon the exercise of the October 2023 Warrants issued to investors in the October Offering with an exercise price of USD 1.25 per ADS; and

●	3,043,480 Ordinary Shares underlying 304,348 ADSs issuable upon the exercise of the placement agent’s warrants with an exercise price of USD 1.4375 per ADS issued to the placement agent as compensation in connection with the October Offering.

SELLING SHAREHOLDERS

October Offering

On October 17, 2023, we entered into the Securities Purchase Agreement with an institutional investor, pursuant to which we issued and sold (A) in a registered direct offering, 2,430,000 ADSs and pre-funded warrants to purchase up to 1,917,827 ADS, and (B) in a concurrent private placement, the October Warrants to purchase up to 4,347,827 ADSs, which have an exercise price of $1.25 per ADS, are exercisable immediately and will expire on April 19, 2029, at an offering price of $1.15 per ADS and associated October Warrant and an offering price of $1.149 per pre-funded warrant and associated October Warrant.

The issuance of the October Warrants described above was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an exemption provided by Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. Pursuant to the Securities Purchase Agreement with the investor, we agreed, among other things, to file a registration statement with the SEC for purposes of registering the resale of the ADSs issuable upon exercise of the October Warrants as soon as practicable (and in any event within forty-five (45) calendar days of the date of the Securities Purchase Agreement) and to keep such registration statement effective until such time as the investor, its successors and assigns, as applicable, no longer own any October Warrants or the ADSs issuable upon exercise thereof.

We are registering the resale by the investor of the ADSs issuable upon exercise of the October Warrants and the Ordinary Shares underlying the ADSs in order to permit the holder of the October Warrants to offer such ADSs for resale from time to time pursuant to this prospectus. The holder of the October Warrants may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Placement Agent Warrants

As part of the compensation to Wainwright in connection with the October Offering, pursuant to the Engagement Letter, between us and Wainwright, we issued to Wainwright’s designees the unregistered Placement Agent Warrants to purchase up to an aggregate of 304,348 ADSs at an exercise price of $1.4375 per ADS. The Placement Agent Warrants are exercisable until October 17, 2028.

The resale of the ADSs issuable upon exercise of the Placement Agent Warrants and the Ordinary Shares underlying the ADSs is being registered in this registration statement.

Relationships with the Selling Shareholders

Except for ownership of the October Warrants and as described in this prospectus and the documents incorporated by reference into this prospectus, including investments by Armistice Capital in several offerings of our securities, Armistice Capital has not had any material relationship with us within the past three years.

Wainwright and its respective affiliates have engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which they have received customary fees and commissions. Wainwright acted as the placement agent in connection with several offerings of our securities in the past three years, and it received compensation for each such offering.

Information About Selling Shareholders Offering

The Ordinary Shares represented by the Offered ADSs being offered by the selling shareholders are those issued or issuable upon exercise of the Warrants, described above. We are registering the Offered ADSs in order to permit the selling shareholders to offer the Offered ADSs for resale from time to time.

Throughout this prospectus, when we refer to the Offered ADSs being registered on behalf of the selling shareholders, we are referring to the Offered ADSs issued or issuable upon cash exercise of the Warrants, and when we refer to the selling shareholders in this prospectus, we are referring to each selling shareholder identified below, and, as applicable, permitted transferees or other successors-in-interest of the selling shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Ordinary Shares represented by the Offered ADSs by the selling shareholders. The second column lists the number of Ordinary Shares represented by the Offered ADSs beneficially owned by the selling shareholders, based on their beneficial ownership of the Offered ADSs, as of March 28, 2024, assuming the exercise of the Warrants held by each selling shareholder on that date, without regard to any limitations on the exercise of the Warrants. The fourth column lists the maximum number of Ordinary Shares represented by the Offered ADSs being offered in this prospectus by each selling shareholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fifth and sixth columns list the number of Ordinary Shares represented by the Offered ADSs owned after the offering of the Offered ADSs and the percentage of outstanding Ordinary Shares, assuming in both cases the exercise of the Warrants held by that selling shareholder, without regard to any limitations on the exercise of the Warrants, and assuming the sale of all of the Ordinary Shares represented by the Offered ADSs offered by that selling shareholder pursuant to this prospectus.

The selling shareholders may sell some, all or none of their Offered ADSs. We do not know when or whether the selling shareholders will exercise their Warrants nor do we know how long the selling shareholders will hold their Offered ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any Warrants, or the sale or other disposition of any of the Offered ADSs. The Offered ADSs covered hereby may be offered from time to time by the selling shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 265,584,738 of our Ordinary Shares outstanding as of March 28, 2024. Unless otherwise indicated in the footnotes to this table, we believe that each selling shareholder has sole voting and investment power with respect to the Ordinary Shares indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

	Ordinary Shares Beneficially Owned Before Offering			Maximum Number of Ordinary Shares		Ordinary Shares Beneficially Owned After Offering
Selling Shareholders	Number(1)		Percentage**	Offered(1)		Number		Percentage**
Armistice Capital, LLC(2)(3)	82,533,830	(3)	22.1%	43,478,270	(4)	39,055,560	(5)	10.47%
Michael Vasinkevich(6)	4,251,055	(7)	1.3%	1,951,630	(8)	2,299,425	(9)	*
Noam Rubinstein(6)	3,140,050	(10)	1%	958,700	(11)	2,181,350	(12)	*
Craig Schwabe(6)	215,595	(13)	*	102,720	(14)	112,875	(15)	*
Charles Worthman(6)	83,775	(16)	*	30,430	(17)	53,345	(18)	*

*	Less than 1%.

**	The Warrants held by the selling shareholders are subject to a 4.99% blocker according to which the holders of the Warrants (together with their affiliates) may not exercise any portion of the Warrants to the extent that such holder would own more than 4.99% (or, at such holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after the exercise. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants (the “Blocker”).

(1)	Number of Ordinary Shares includes Ordinary Shares represented by ADSs. Each ADS represents ten (10) Ordinary Shares.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. Is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Represents 82,533,830 Ordinary Shares represented by 8,253,383 ADSs consisting of (i) 4,347,827 ADSs issuable upon exercise of the October Warrants, without regard to the 4.99% Blocker on the exercise of the October Warrants, (ii) 2,173,000 ADSs, (iii) 1,101,000 ADSs issuable upon exercise of the pre-funded warrants issued in the October Offering, without regard to the 9.99% Blocker on the exercise of the pre-funded warrants, and (iv) 631,556 ADSs issuable upon the exercise of the June 2020 Warrants and the June 2018 Warrants, without regard to the 4.99% Blocker on the exercise of such warrants. Each of the exercise of the October Warrants, the pre-funded warrants issued in the October Offering, the June 2020 Warrants and the June 2018 Warrants is subject to the applicable Blocker. Consequently, as of the date set forth above, Armistice may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(4)	Represents 43,478,270 Ordinary Shares represented by 4,347,827 ADSs issuable upon exercise of the October Warrants, without regard to any limitations on the exercise of such warrants. The exercise of the foregoing warrants is subject to the Blocker.

(5)	Represents 39,055,560 Ordinary Shares represented by 3,905,556 ADSs consisting of (i) 2,364,376 ADSs, (ii) 1,101,000 ADSs issuable upon exercise of the pre-funded warrants issued in the October Offering, without regard to the 9.99% Blocker on the exercise of the pre-funded warrants, and (iii) 631,556 ADSs issuable upon the exercise of the June 2020 Warrants and the June 2018 Warrants.

(6)	The selling shareholders were issued compensation warrants as a designee of Wainwright in connection with the Placement Agent Warrants. Each selling shareholder is affiliated with Wainwright, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held.

(7)	Represents 4,251,055 Ordinary Shares represented by 425,106 ADSs consisting of (i) 15,480 ADSs issuable upon the exercise of the January 2019 Warrants, (ii) 89,775 ADSs issuable upon the exercise of the March 2020 Warrants, (iii) 124,688 ADSs issuable upon the exercise of the June 2020 PA Warrants, and (iv) 195,163 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(8)	Represents 1,951,630 Ordinary Shares represented by 195,163 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(9)	Represents 2,299,425 Ordinary Shares represented by 229,943 ADSs consisting of (i) 15,480 ADSs issuable upon the exercise of the January 2019 Warrants, (ii) 89,775 ADSs issuable upon the exercise of the March 2020 Warrants and (iii) 124,688 ADSs issuable upon the exercise of the June 2020 PA Warrants, without regard to any limitations on the exercise of such warrants.

(10)	Represents 3,140,050 Ordinary Shares represented by 314,005 ADSs consisting of (i) 6,000 ADSs issuable upon the exercise of the June 2018 Warrants, (ii) 7,560 ADSs issuable upon the exercise of the January 2019 Warrants, (iii) 44,100 ADSs issuable upon the exercise of the March 2020 Warrants, (iv) 44,100 ADSs issuable upon exercise of the April 2020 Warrants, (v) 55,125 ADSs issuable upon exercise of the May 2020 Warrants, (vi) 61,250 ADSs issuable upon exercise of the June 2020 PA Warrants, and (vii) 95,870 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(11)	Represents 958,700 Ordinary Shares represented by 95,870 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(12)	Represents 2,181,350 Ordinary Shares represented by 218,135 consisting of (i) 6,000 ADSs issuable upon the exercise of the June 2018 Warrants, (ii) 7,560 ADSs issuable upon the exercise of the January 2019 Warrants, (iii) 44,100 ADSs issuable upon the exercise of the March 2020 Warrants, (iv) 44,100 ADSs issuable upon exercise of the April 2020 Warrants, (v) 55,125 ADSs issuable upon exercise of the May 2020 Warrants, and (vi) 61,250 ADSs issuable upon exercise of the June 2020 PA Warrants, without regard to any limitations on the exercise of such warrants.

(13)	Represents 215,595 Ordinary Shares represented by 21,559 ADSs consisting of (i) 4,725 ADSs issuable upon the exercise of the March 2020 Warrants, (ii) 6,562 ADSs issuable upon the exercise of the June 2020 PA Warrants, and (iii) 10,272 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(14)	Represents 102,720 Ordinary Shares represented by 10,272 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(15)	Represents 112,875 Ordinary Shares represented by 11,287 ADSs consisting of (i) 4,725 ADSs issuable upon the exercise of the March 2020 Warrants, and (ii) 6,562 ADSs issuable upon the exercise of the June 2020 PA Warrants without regard to any limitations on the exercise of such warrants.

(16)	Represents 83,775 Ordinary Shares represented by 8,377 ADSs consisting of (i) 240 ADSs issuable upon the exercise of the January 2019 Warrants, (ii) 1,400 ADSs issuable upon the exercise of the March 2020 Warrants, (iii) 1,750 ADSs issuable upon the exercise of the May 2020 Warrants, (iv) 1,944 ADSs issuable upon exercise of the June 2020 PA Warrants, and (v) 3,043 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(17)	Represents 30,430 Ordinary Shares represented 3,043 ADSs issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(18)	Represents 53,345 Ordinary Shares represented by 5,334 ADSs consisting of (i) 240 ADSs issuable upon the exercise of the January 2019 Warrants, (ii) 1,400 ADSs issuable upon the exercise of the March 2020 Warrants (iii) 1,750 ADSs issuable upon the exercise of the May 2020 Warrants and (iv) 1,944 ADSs issuable upon exercise of the June 2020 PA Warrants without regard to any limitations on the exercise of such warrants.

PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The selling shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker- dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the selling shareholders do not own any Warrants or do not own any Ordinary Shares represented by the Offered ADSs issuable upon exercise of the Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered ADSs being registered hereby. All of such expenses are estimates.

Amount to be Paid

SEC registration fee	$1,000
Legal fees and expenses	26,500
Accountants’ fees and expenses	5,000
Miscellaneous	2,000
Total	$34,500

Each of the amounts set forth above, other than the registration fee, is an estimate.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by FISCHER (FBC & Co.). Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The consolidated financial statements of Purple Biotech Ltd. and its subsidiaries as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. These SEC filings are also generally available to the public on (i) the Israel Securities Authority’s Magna website at www.magna.isa.gov.il, (ii) the Tel Aviv Stock Exchange website at http://www.maya.tase.co.il, and (iii) from commercial document retrieval services.

We make available free of charge on or through our website at www.purple-biotech.com, our Annual Reports on Form 20-F, Reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year ending December 31, an annual report on Form 20-F containing financial statements which are examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. In addition, in accordance with the Nasdaq Listing Rules, as a foreign private issuer we are required to submit on a Form 6-K an interim balance sheet and income statement as of the end of the second quarter of each fiscal year. We have also agreed contractually under the Open Market Sale AgreementSM we entered into with Jefferies LLC to provide on Form 6-K an interim balance sheet and income statement as of the end of the first and third quarters of each fiscal year.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.purple-biotech.com. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Purple Biotech Ltd., 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel, Attn: Lior Fhima, telephone number + 972-3-933-3121.

Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under applicable corporate or securities laws and regulations, including posting any notices of general meetings of our shareholders.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

●	The description of our Ordinary Shares, no par value per share, and the American Depositary Shares representing the Ordinary Shares, contained in Exhibit 2.1 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 5, 2024, including any amendments or reports filed for the purpose of updating the description;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 5, 2024; and

●	our Reports on Form 6-K furnished to the SEC on January 26, 2024, February 1, 2024, February 13, 2024, February 27, 2024, March 5, 2024, March 6, 2024, March 14, 2024 and March 28, 2024.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Purple Biotech Ltd., 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel, Attn: Lior Fhima, telephone number + 972-3-933-3121. You may also obtain information about us by visiting our website at www.purple-biotech.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to certain time limitations, legal procedures and exceptions, Israeli courts may enforce a United States judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render such judgement according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was rendered in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19715 Tel: +1 (302) 738-6680 as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

4,652,175 American Depositary Shares representing 46,521,750 Ordinary Shares

Purple Biotech Ltd.

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under the Companies Law, 5759 – 1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5728 – 1968 (the “Securities Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The compensation committee may approve the procurement of directors’ and officers’ liability insurance policy without the need for shareholder approval, if it determines that, pursuant to the relief regulations promulgated under the Companies Law, the provision of such insurance coverage to the office holders under our directors and officers liabilities insurance policy is on market terms, is not likely to have a material adverse effect on our profits, assets or obligations, and is consistent with our Compensation Policy which was approved by our shareholders in accordance with the Companies Law.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy within the parameters set forth in our Compensation Policy.

We have issued letters of indemnity (the “Indemnity Letters”) to each of our current office holders pursuant to which we undertook to indemnify such office holders to the fullest extent permitted by applicable law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our Board of Directors based on our activities, as set forth in the Indemnity Letters. According to the Indemnity Letters, the total accumulative sum of indemnification that may be paid by us to all office holders will not exceed a sum equal to 25% of our shareholders’ equity according to our latest audited or reviewed consolidated financial statements, as of the date of indemnification. The payment of indemnity amounts will not prejudice the right of office holders to receive insurance coverage benefits. Once we have paid to our office holders the aggregate maximum indemnity amount that we may pay to all our office holders, we will not pay additional indemnity amounts unless the payment of these additional amounts is approved by the authorized corporate bodies according to the applicable law at the time of payment of the additional indemnity sums, and subject to an amendment to our articles of association if required by applicable law at such time.

In addition, we have issued letters of exemption to each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law.

We expect to indemnify our officers and directors for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses they may incur related to the 2017 Motions described in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” of our most recent Annual Report on Form 20-F incorporated herein by reference, pursuant to the Indemnity Letters issued to our directors and officers. In addition, we expect to indemnify Isaac Israel for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses he may incur related to the Atzmon Claim described in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” of our most recent Annual Report on Form 20-F incorporated herein by reference, pursuant to the Indemnity Letter issued to him. To our knowledge, other than with respect to the foregoing proceedings, there is no previous or pending litigation or proceeding against any of our office holders as to which indemnification is being, or may be sought, nor are we aware of any other pending or threatened litigation or proceeding that may result in claims for indemnification by any office holder.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

October 2023 Offering

On October 17, 2023, we entered into the Securities Purchase Agreement with an institutional investor, pursuant to which we issued and sold (A) in a registered direct offering, 2,430,000 ADSs and pre-funded warrants to purchase up to 1,917,827 ADS, and (B) in a concurrent private placement, the October Warrants to purchase up to 4,347,827 ADSs, which have an exercise price of $1.25 per ADS, are exercisable immediately and will expire on April 19, 2029, at an offering price of $1.15 per ADS and associated October Warrant and an offering price of $1.149 per pre-funded warrant and associated October Warrant.

As part of the compensation to Wainwright in connection with the October Offering, we issued to Wainwright unregistered Placement Agent Warrants to purchase up to an aggregate of 304,348 ADSs at an exercise price of $1.4375 per ADS, pursuant to the Engagement Letter. The Placement Agent Warrants expire on October 17, 2028.

The October Warrants, the Placement Agent Warrants and the ADSs representing Ordinary Shares issuable upon exercise of the October Warrants and the Placement Agent Warrants were issued or will be issued (as the case may be) pursuant to the exemptions from the registration requirements of the Securities Act provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder.

Immunorizon Acquisition

On February 1, 2023, we entered into the Share Purchase Agreement dated February 1, 2023 (the “Share Purchase Agreement”), pursuant to which we acquired 100% of the issued and outstanding shareholdings from the shareholders of Immunorizon Ltd. and Immunorizon became a wholly-owned subsidiary of the Company.

In consideration for the transfer of 100% of Immunorizon’s shares to us and the other obligations set forth in the Share Purchase Agreement, we paid an aggregate purchase price consisting of an aggregate upfront payment of $3.5 million in cash and an aggregate $3.5 million in ADSs (the “Immunorizon ADSs”), at a price per ADS equal to the NASDAQ volume-weighted average price of our ADSs for the 60-day period preceding the execution date of the agreement the (“PPS”).

The Immunorizon ADSs were issued to certain major shareholders of Immunorizon (the “Major Selling Shareholders”) and were subject to a three-month lock-up period. We also undertook to file a resale registration statement with the SEC to register the ADSs for resale following the lock-up period.

The Immunorizon ADSs were issued pursuant to the exemption from the registration requirements of the Securities Act provided under Regulation S.

Immunorizon Anti-Dilution Shares

At the closing of the transactions contemplated by the Share Purchase Agreement, we entered into a Lock-Up and Registration Rights Agreement (the “Lock-Up and Registration Rights Agreement”) with the Major Selling Shareholders. Under the Lock-Up and Registration Rights Agreement (among other things), in the event that during one year following the closing of the Share Purchase Agreement, the Company enters into an agreement or makes a filing pursuant to which it issues ADSs or other equity securities in a financing transaction (other than under its ATM program used for an accumulated amount of up to $2,000,000 worth of ADSs sold during any 90 days period following the closing of the Share Purchase Agreement, a non-cash transaction or a strategic transaction such as strategic joint venture, pre-clinical or clinical collaboration), at a price per ADS lower than the price per ADS in the transaction (the “PPS” and such new price, the “New PPS”) (a “Dilutive Event”), and at such time a Major Selling Shareholder still holds any ADSs issued to it under the Share Purchase Agreement, the Company shall issue such Major Selling Shareholder additional ADSs (“Additional ADSs”) equal to: (i) (A) the number of such ADSs held by such Major Selling Shareholder at such time, multiplied by (B) the PPS divided by (C) the New PPS, minus (ii) the number of such ADSs held by such Major Selling Shareholder at such time. Such protection shall only be provided once.

In October 2023, following the consummation of the October Offering, which constituted a Dilutive Event, we issued to the Major Shareholders an aggregate 699,495 Additional ADSs. The Additional ADSs were issued in reliance upon the exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Exhibit Description
3.1	Memorandum of Association of the Registrant (originally filed as Exhibit 99.3 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on December 10, 2020 and incorporated herein by reference thereto)
3.2	Amended and Restated Articles of Association of the Registrant (originally filed as Exhibit 99.2 to the Registrant’s Form 6-K furnished to with the Securities and Exchange Commission on December 10, 2020 and incorporated herein by reference thereto)
4.1	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015)
4.2	Form of American Depositary Receipt included as Exhibit A to the Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (included in Exhibit 4.1)
4.3	Form of Warrant issued to purchasers in the June 2018 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 5, 2018)
4.4	Form of Warrant issued to purchasers in the January 2019 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on January 18, 2019)
4.5	Form of Warrant, dated January 7, 2020, between Purple Biotech Ltd. issued to former FameWave shareholders (incorporated by reference to Exhibit 4.18 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.6	Form of Placement Agent Warrant issued to Placement Agent in the March 2020 Public Offering (incorporated by reference to Exhibit 4.21 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.7	Form of Placement Agent Warrant issued to Placement Agent in the April 2020 private placement (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on April 20, 2020)

4.8	Form of Warrant issued to investors in the May 2020 private placement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 8, 2020)
4.9	Form of Placement Agent Warrant issued to Placement Agent in the May 2020 public offering (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 8, 2020)
4.10	Form of Warrant issued to purchasers in the June 2020 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 25, 2020)
4.11	Form of Placement Agent Warrant issued to Placement Agent in the June 2020 public offering (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K/A furnished to the Securities and Exchange Commission on June 29, 2020)
4.12	Form of Pre-Funded Warrant issued to the investor in the October 2023 offering (incorporated by reference in Exhibit 4.2 to the Registrant’s Form 6-K furnished to the Securities Exchange Commission on October 19, 2023)
4.13	Form of Warrant issued to the investor in the October 2023 offering (incorporated by reference in Exhibit 4.3 to the Registrant’s Form 6-K furnished to the Securities Exchange Commission on October 19, 2023)
4.14	Form of Amendment to Existing Warrant issued to the investor in the October 2023 offering (incorporated by reference in Exhibit 4.4 to the Registrant’s Form 6-K furnished to the Securities Exchange Commission on October 19, 2023)
4.15	Form of Placement Agent Warrant issued to the Placement Agent in the October 2023 offering (incorporated by reference in Exhibit 4.5 to the Registrant’s Form 6-K furnished to the Securities Exchange Commission on October 19, 2023)
5.1##	Opinion of FISCHER (FBC & Co.)
5.2##	Opinion of Haynes and Boone, LLP, U.S. legal counsel to the Registrant
10.1	Form of Letter of Exemption adopted on July 2013 (unofficial English translation from Hebrew) (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 24, 2015)
10.2	Form of Letter of Indemnity adopted on July 2013 (unofficial English translation from Hebrew) (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015)
10.3	Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, as amended (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 9, 2022)
10.4*	License Agreement, dated as of August 15, 2013, by and between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.14 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
10.5*	First Amendment to License Agreement, dated as of April 8, 2014, by and between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.15 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
10.6*	Second Amendment to License Agreement, dated as of March 16, 2017, by and between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.16 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
10.7	Purple Biotech Ltd. Office Holder Compensation Policy approved the shareholders on June 15, 2023 (incorporated by reference to Exhibit A to the Proxy Statement included as Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 1, 2023)
10.8	Form of Securities Purchase Agreement dated as of June 1, 2018 by and between the Registrant and the purchasers in the offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 5, 2018)
10.9	Form of Securities Purchase Agreement dated as of January 16, 2019 by and between the Registrant and the purchasers in the offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on January 18, 2019)

10.10	Form of Securities Purchase Agreement dated as of March 12, 2020 by and between the Registrant and the purchasers in the March 2020 public offering (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
10.11**	Amended and Restated License effective as of the 25th day of May, 2010 by and between: Tel Hashomer - Medical Research, Infrastructure and Services LTD and Ramot at Tel Aviv University Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.23 to the Registrant’s Annual Report on Form 20-F/A as filed with the Securities and Exchange Commission on March 31, 2020)
10.12**	First Amendment to Amended and Restated License Agreement, by and between Tel Hashomer - Medical Research, Infrastructure and Services Ltd., Ramot at Tel Aviv University Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.24 to the Registrant’s Annual Report on Form 20-F/A as filed with the Securities and Exchange Commission on March 31, 2020)
10.13	Second Amendment to Amended and Restated License Agreement, by and between Tel Hashomer - Medical Research, Infrastructure and Services Ltd., Ramot at Tel Aviv University Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 20-F/A as filed with the Securities and Exchange Commission on March 31, 2020)
10.14	Assignment and Assumption Agreement effective as of March 21, 2019, between Tel Hashomer - Medical Research, Infrastructure and Services Ltd., Ramot at Tel Aviv University Ltd., FameWave Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.26 to the Registrant’s Annual Report on Form 20-F/A as filed with the Securities and Exchange Commission on March 31, 2020)
10.15	Form of Warrant Exercise Agreement, dated as of April 19, 2020, entered into between the Registrant and the warrant holders in the April 2020 private placement (incorporated by reference to Exhibit 99.4 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on April 20, 2020)
10.16	Form of Securities Purchase Agreement dated as of May 6, 2020 by and between the Registrant and the purchasers in the May 2020 offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 8, 2020)
10.17	Form of Securities Purchase Agreement dated as of June 23, 2020 by and between the Registrant and the purchasers in the June 2020 offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 25, 2020)
10.18	Open Market Sale AgreementSM, dated as of June 9, 2021, by and between the Company and Jefferies LLC (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 9, 2021)
10.19**	Share Purchase Agreement by and among Purple Biotech Ltd., the Shareholders of Immunorizon Ltd. and M. Arkin (1999) Ltd. dated as of February 1, 2023 (incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 3, 2023)
10.20	Form of Securities Purchase Agreement dated as of October 17, 2023 by and between the Registrant and the purchasers in the October 2023 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on October 19, 2023)
10.21	Form of Amendment to Existing Warrants issued to the purchaser in the October 2023 offering (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on October 19, 2023)
21.1	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 8.1 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 5, 2024 and incorporated by reference thereto.
23.1##	Consent of FISCHER (FBC & Co.) (included in Exhibit 5.1)
23.2##	Consent of Haynes and Boone, LLP (included in Exhibit 5.2)
23.3#	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International
24.1##	Powers of Attorney (included in the signature page to the Registration Statement)
107##	Filing Fee Table

*	Confidential treatment granted with respect to portions of this Exhibit.

**	Portions of this exhibit has been redacted because it is both not material and is the type that the registrant treats as private or confidential.

#	Filed herewith

##	Previously filed

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No.1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on March 28, 2024.

PURPLE BIOTECH, LTD.

By:	/s/ Gil Efron
Name:	Gil Efron
Title:	Chief Executive Officer

By:	/s/ Lior Fhima
Name:	Lior Fhima
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gil Efron	Chief Executive Officer	March 28, 2024
Gil Efron	(Principal Executive Officer)

/s/ Lior Fhima	Chief Financial Officer	March 28, 2024
Lior Fhima	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	March 28, 2024
Eric K. Rowinsky

*	Director	March 28, 2024
Simcha Rock

*	Director	March 28, 2024
Ido Agmon

*	Director	March 28, 2024
Robert Gagnon

*	Director	March 28, 2024
Suzana Nahum-Zilberberg

*	Director	March 28, 2024
Ori Hershkovitz

*	Director	March 28, 2024
Issac Israel

	Director	March 28, 2024
Yael Margolin

*By:	/s/ Gil Efron
Gil Efron
Attorney-in-Fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act, the Registrant’s duly authorized representative has signed this Post-Effective Amendment No.1 to the Registration Statement on Form F-1 on this 28 day of March 2024.

Puglisi & Associates

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director